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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:      October 31, 2001
                                                  Estimated average burden
                                                  hours per response ......  0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f)
                     OF THE INVESTMENT COMPANY ACT OF 1940


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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name AND Ticker or        6. If Amendment, Date
Dominion Income Management Corp               Statement                     Trading Symbol                      of Original
Dominion Income Management Corp Profit        (Month/Day/Year)              perfumania.com, inc.                (Month/Day/Year)
Sharing Plan                                  9/29/99                       ASE: "PF"
----------------------------------------   ----------------------------  ----------------------------------
     (Last)     (First)     (Middle)       3. I.R.S. Identification      5. Relationship of Reporting        -----------------------
                                              Number of Reporting           Person(s) to Issuer              7. Individual or Joint/
----------------------------------------      Person, if an entity          (Check all applicable)              Group Filing (Check
             (Street)                         (voluntary) 91-1379840           Director     X    10% Owner      Applicable Line)
         15202 25th Dr. SE                 ----------------------------  -----            -----                     Form filed by
        Mill Creek, WA 98102                                                   Officer           Other       -----  One Reporting
--------------------------------------                                   ----- (give      -----  (specify           Person
      (City)      (State)      (Zip)                                           title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common                                           750,000                         D
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Common                                           800,000                         I                          As Trustee of Plan
                                                                                                            Affiliate of
                                                                                                            Dominion Co.
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Common                                           800,000                         D (incl above for I)
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

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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Securities:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:

CFO of Dominion Income Management Corp is Trustee of Profit Plan

                                                                            BY: /s/ ANN L. EVANS, CFO Dominion Income Management
                                                                                Corp

                                                                            BY: /s/ ANN L. EVANS, Trustee Dominion Income Management
                                                                                Corp Profit Sharing Plan
*   If the form is filed by more than one reporting person,                                                            Oct. 7, 1999
    see Instruction 5(b)(v).                                                    ----------------------------------------------------
                                                                                **Signature of Reporting Person          Date
**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.
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